     As filed with the Securities and Exchange Commission on April 21, 2000
                         Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------

        FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         -------------------------------

                             A.B. Watley Group Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                                     13-3911867
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

40 Wall Street, New York, New York                              10005
(Address of Principal Executive Offices)                      (Zip Code)

                             1997 STOCK OPTION PLAN
               SECOND AMENDED AND RESTATED 1998 STOCK OPTION PLAN
                             1999 STOCK OPTION PLAN
                            (Full Title of the Plan)

                             Steven Malin, Chairman
                             A.B. Watley Group Inc.
                                 40 Wall Street
                            New York, New York 10005
                     (Name and address of agent for service)

                                 (212) 422-1664
                                 --------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                            Edward I. Tishelman, Esq.
                              Hartman & Craven LLP
                                 460 Park Avenue
                            New York, New York 10022

                         CALCULATION OF REGISTRATION FEE

================================================= ================ =============== ================= ==============
                                                                       Proposed        Proposed
                                                                        maximum         Maximum         Amount of
                      Title of                      Amount to be    offering price     Aggregate      registration
             securities to be registered             registered       per unit(1)  Offering price(1)      fee
------------------------------------------------- ---------------- --------------- ----------------- --------------
common stock, par value $.001 per share.......... 2,000,000 shares      $20.50       $21,028,679       $5,551.57
================================================= ================ =============== ================= ==============

(1) Based on a per share exercise price of (i) $2.00 per share for 180,500 shares, (ii) $5.00 per share for 85,700 shares, (iii) $7.00 per share for 785,600 shares, (iv) $8.00 per share for 2,000 shares, (v) $9.8125 per share for 150,000 shares, (vi) $10.00 per share for 68,500 shares, (vii) $10.1875 per share for 148,750 shares, (viii) $10.25 per share for 11,000 shares, (ix) $10.4375 per share for 2,000 shares, (x) $10.50 per share for 6,000 shares, (xi) $10.75 per share for 3,000 shares, (xii) $10.875 per share for 5,000 shares,

(xiii) $11.38 per share for 1,650 shares, (xiv) $11.50 per share for 21,350 shares, (xv) $12.125 per share for 10,000 shares, (xvi) $12.4375 per share for 12,000 shares, (xvii) $13.00 per share for 16,000 shares, (xviii) $13.25 per share for 2,000 shares, (xix) $15.125 per share for 500 shares, (xx) $15.25 per share for 2,500 shares, and (xxi) $16.25 per share for 2,000 shares. The balance of the shares are exercisable at $20.50 per share and is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low sales prices for A.B. Watley Group Inc.'s Common Stock on April 18, 2000, as reported on the Nasdaq National Market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation Of Documents By Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by A.B. Watley Group Inc. (the "Registrant") are hereby incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999 filed with the Commission on December 29, 1999;

         (b) The Registrant's Form 10-QSB for the quarter ended December 31, 1999 filed with the Commission on February 15, 2000;

         (c) The description of the Registrant's common stock, $0.001 par value (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A (Registration No. 001-14897) filed with the Commission on March 23, 1999 under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all the securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.


Item 4. Description of Securities.

        Not Applicable.


Item 5. Interest of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit a director"s liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director"s liability with respect to any of the following: (i) breaches of the director"s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of laws; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the Registrant or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

         Article Eighth of the Registrant"s Certificate of Incorporation provides that the personal liability of the directors of the Registrant be eliminated to the fullest extent permitted under Section 102(b) of the Delaware General Corporation Law.

         Article Ninth of the Registrant"s Certificate of Incorporation and the Registrant"s By-laws provides that all persons who the Registrant is empowered to indemnify pursuant to the provisions of Section 145 of the Delaware General Corporation Law (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.


Item 7. Exemption From Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

EXHIBIT                                     DESCRIPTION
NUMBER

4        Restated Certificate of Incorporation and form of amendment thereto.*

4.1      By-laws of the Company, as amended.*

4.2      1997 Stock Option Plan.

4.3      Second Amended and Restated 1998 Stock Option Plan.

4.4      1999 Stock Option Plan.

5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered.

23.1     Consent of Hartman & Craven LLP (included in their opinion filed as
         Exhibit 5).

23.2     Consent of Ernst & Young LLP, independent auditors.

----------
* Filed as an exhibit to the Registrant"s Registration Statement on Form SB-2 (File No. 333- 71783) and hereby incorporated by reference herein.

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2000.


                                                  A.B. WATLEY GROUP INC.

                                                  By: /s/ Steven Malin
                                                     ---------------------------
                                                     Steven Malin
                                                     Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                  Title                                                   Date
---------                  -----                                                   ----

/s/ Steven Malin           Chairman of the Board, Chief Executive Officer and      April 21, 2000
------------------------   Director (Principal Executive Officer and Principal
Steven Malin               Financial Officer)

/s/ Joseph M. Ramos, Jr.   Senior Vice President and Chief Financial Officer       April 21, 2000
------------------------   (Principal Accounting Officer)
Joseph M. Ramos, Jr.

/s/ Harry Simpson          President, Chief Operating Officer and Director         April 21, 2000
------------------------
Harry Simpson

/s/ Robert Malin           Director                                                April 21, 2000
------------------------
Robert Malin

/s/ Michael Kraines        Director                                                April 21, 2000
------------------------
Michael Kraines

/s/ Elizabeth Chambers     Director                                                April 21, 2000
------------------------
Elizabeth Chambers

/s/ Mark Chambre           Director                                                April 21, 2000
------------------------
Mark Chambre

/s/ Stanley Weinstein      Director                                                April 21,2000
------------------------
Stanley Weinstein

                                  EXHIBIT INDEX

     EXHIBIT NO.                   DESCRIPTION
     -----------                   -----------


         4.2      1997 Stock Option Plan

         4.3      Second Amended and Restated 1998 Stock Option Plan

         4.4      1999 Stock Option Plan

         5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered

         23.1 Consent of Hartman & Craven LLP (included in their opinion filed as Exhibit 5)

         23.2     Consent of Ernst & Young LLP, independent auditors